                                                                            Exhibit 99.1

Investors:                      MBS Value Partners
        Betsy Brod, (212) 750-5800

MILLENNIUM CELL REPORTS SECOND QUARTER RESULTS

Eatontown, NJ—July 30, 2007 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen battery technology today reported a net loss for the quarter ended June 30, 2007 of $2.7 million, or $0.05 per share, as compared to $4.7 million, or $0.10 per share in the same period of 2006. Total revenue and cost reimbursements were approximately $566,000 for the second quarter of 2007, up from $373,000 in the same quarter in the prior year.  On a year-to-date basis, total revenue and cost reimbursements were approximately $1.0 million, up from $0.7 million in the same period of 2006.  The increase in revenues and cost reimbursements is due to a larger number of funded contracts with the U.S. Air Force in 2007 than in the prior year.

Total operating expenses on a year-to-date basis declined from 2006 levels due to a non-cash charge of $2.1 million related to preferred stock that was issued to The Dow Chemical Company during the second quarter of 2006.  On a year-to-date basis, cash used in operating activities was $3.9 million in 2007 as compared to $4.1 million in the same period of 2006.

“We continue to pursue the commercialization of our hydrogen battery technology with our various licensees,” stated H. David Ramm, Millennium Cell Chief Executive Officer.  “During the quarter, products which use our technology for soldier power continue to be tested by the military.  We also announced that Protonex Technology Corporation (LSE: PTX - News), a licensee of Millennium Cell's Hydrogen on Demand® technology, provided the fuel cell system that powered the flight of AeroVironment's (NASDAQ: AVAV - News) “Puma” small unmanned aircraft system (UAS) for nearly five hours, which significantly exceeded the flight record for this small UAV.  We are very pleased to communicate these accomplishments“.

“Earlier this week we announced the completion of Milestone 2 under our joint development agreement with The Dow Chemical Company (“Dow”).  Through our collaboration, we have been able to advance the development of our hydrogen battery technology which has resulted in the delivery of fuel cell powered products to the U.S. Air Force for testing and evaluation by our licensee Protonex Technology Corporation.  This delivery marked the achievement of Milestone 2.  With Dow, we are developing Solid State HOD™ technology, an innovative approach to hydrogen storage which offers unlimited shelf life, no moving parts and a significant extension of the runtime of fuel cell powered consumer electronic devices.  The final phase of our agreement with Dow will focus on this technology which will significantly enhance our ability to address the consumer marketplace.”

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“As a result of the milestone achievement, Dow will receive shares of the Company’s Series A Preferred Stock within 70 days of June 30, 2007.  The amount of securities that Dow will receive will be based on the volume weighted average trading price of Millennium Cell’s common stock for the 30 days prior to issuance in accordance with the agreements. For more details, please refer to the Company's Form 8-K filed on July 26, 2007 with the Securities and Exchange Commission,” concluded Mr. Ramm.

The Company will host a conference call on July 30, 2007 at 10:30 a.m., EST to discuss its first quarter results. Interested parties may listen to the live teleconference by dialing 1-877-317-6701 and entering passcode 9635343. A telephonic replay of the conference call will also be available through August 10, 2007, by calling 1-877-344-7529 and entering passcode 9635343.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.millenniumcell.com under the "Investor Relations" section.

About Millennium Cell
Millennium Cell is a leader in the development of hydrogen battery technology used to power portable applications.  Through its proprietary Hydrogen on Demand® fuel cartridges and PowerSkin™ fuel cell modules, the Company provides increased energy density resulting in longer runtime and lighter weight in a compact space. The Company is working with market partners to meet the demand for a better battery in the military, medical, industrial and consumer electronics markets. For more information, visit www.millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell's current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate," "on target" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell's expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell's hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell's ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell's ability to protect its intellectual property; (vi) Millennium Cell's ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell's ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell's ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell's ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell's ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption "Investment Considerations" in Millennium Cell's Annual Report on Form 10-K for the year ended December 31, 2006.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
Statement of Operations (1)	Jun.,07	Jun.,06	Jun.,07	Jun.,06
Revenue	$-	$-	$0.1	$0.1
Cost of revenue	-	-	0.1	0.1
Gross margin	-	-	-	-

Product development and marketing, net	1.1	0.8	2.1	1.7
General and administrative, net	0.9	1.0	1.7	2.1
Non-cash charges	0.3	2.5	0.5	2.7
Depreciation and amortization	0.2	0.1	0.4	0.2
Research and development, net	0.2	-	0.3	0.2
Total operating expenses	2.7	4.4	5.0	6.9

Loss from operations	(2.7)	(4.4)	(5.0)	(6.9)
Interest expense	-	0.3	0.3	0.5
Net loss	$(2.7)	$(4.7)	$(5.3)	$(7.4)

Net loss per share	$(0.05)	$(0.10)	$(0.10)	$(0.16)
Weighted-average number of shares outstanding	54.9	48.4	54.0	47.7

(1) The 2007 results of operations include the impact of the acquisition of Gecko Energy Technologies, which was completed on December 29, 2006. Prior to the acquisition, the results include Millennium Cell's proportionate share of the losses of Gecko according to the equity method of accounting since the initial investment on February 15, 2006.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)

Condensed Balance Sheet	Jun. 07	Dec., 06
Unrestricted cash (1)	$6.2	$4.4
Restricted cash (2)	0.8	1.0
Accounts receivable	0.6	0.6
Fixed assets, net	0.2	0.2
Intangibles, net	3.1	3.3
Other assets	0.4	0.5
Total assets	$11.3	$10.0

Accounts payable and accrued expenses	$1.6	$1.4
Unsecured debentures, net of discount	5.6	0.4
Preferred Stock - Series C, net of discount	2.0	4.7
Other liabilities	0.6	0.4
Stockholders' equity	1.5	3.1
Total liabilities and stockholders' equity	$11.3	$10.0

(1) Increase in cash from $4.4 (Dec.,06) to $6.2 (June,07) was $1.8 million:
($3.9) consumed in operations + $5.7 cash provided by financing activiites

(2) Cash restricted is collateral for Series C Preferred Stock ($0.2) and facility lease ($0.6).

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